SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 25, 2016

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware  19901

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements.

On August 25, 2016, Dover Motorsports, Inc. and our wholly-owned subsidiary, Nashville Speedway U.S.A., Inc., entered into a definitive agreement to sell our Nashville Superspeedway facility along with some related equipment and assets to an entity owned by Panattoni Development Company, an international commercial real estate development company specializing in industrial, office and build-to-suit projects. The agreement provides for an aggregate purchase price of $27.5 million in cash plus the assumption by the purchaser of our obligations under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds issued by the Sports Authority of the County of Wilson, Tennessee. The Bonds, which have a remaining principal balance of $17,200,000, are secured by a letter of credit provided by us which will be replaced by a letter of credit provided by the purchaser.

Our balance sheet includes a $1,783,000 contingent obligation for the estimated portion of the debt service that may not be covered by property and sales taxes at the Nashville facility if it were to remain closed. Upon closing of the transaction, we will reverse the contingent obligations which will result in a $1,783,000 increase in our pre-tax earnings.

We estimate that net proceeds from the sale will be approximately $21-$22 million after income taxes and settlement adjustments.

Closing is subject to customary due diligence and closing conditions, including zoning approvals, and is anticipated to take place in the first quarter of 2017.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Purchase and Sale Agreement dated August 25, 2016 between Dover Motorsports, Inc., Nashville Speedway, USA, Inc. and PDC TN/FL, LLC.

99.1	Press Release dated August 25, 2016, issued by Dover Motorsports, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: August 25, 2016

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Purchase and Sale Agreement dated August 25, 2016 between Dover Motorsports, Inc., Nashville Speedway, USA, Inc. and PDC TN/FL, LLC.

99.1	Press Release dated August 25, 2016, issued by Dover Motorsports, Inc.